News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Record-Setting Second Quarter 2002 Results

-Domestic Operating Cash Flow of $816 Million On Lower Capital Expenditures-
-Domestic Subscriber Additions of 471,000 –
-Retires $1.1 Billion in Domestic Debt and Preferred Securities as of June 30 -
-First Ever Positive Net Income –
-Raises Guidance for Domestic Operating Cash Flow to at least $3 Billion-

RESTON, Va. – July 16, 2002 – Nextel Communications, Inc. (NASDAQ: NXTL), today announced record financial results for the second quarter of 2002 including the company’s first-ever achievement of positive net income. Domestic revenues increased 25% to approximately $2.2 billion and domestic operating cash flow increased 69% to a record $816 million over the same period last year. During the second quarter, Nextel completed transactions that resulted in the retirement of approximately $1.1 billion in debt and preferred stock, and since June 30, Nextel has entered into agreements with investors to repurchase an additional $400 million of its indebtedness. Nextel added approximately 471,000 domestic subscribers during the second quarter finishing the quarter with approximately 9.64 million domestic subscribers.

“Strong customer demand for our unique and differentiated services and a keen focus on operational and capital efficiencies helped make this a breakthrough quarter for Nextel,” said Tim Donahue, Nextel’s president and CEO. “We’re growing market share, attracting high value subscribers and exceeding all expectations for incremental cash flow. This great progress gave us the confidence to prudently invest our cash and opportunistically reduce our indebtedness and preferred securities by $1.5 billion in face amount. This significant reduction will save Nextel about $2.5 billion over the next nine years in foregone interest, principal and dividends. The combination of accelerated cash flow, reduced expenditures and the gain from our significant debt reduction activities generated our first-ever positive quarterly net income. Nextel’s iDEN-based advantages are starting to pay off – and with the help of Motorola – we are improving our network efficiency and we have solid plans to further expand our Direct Connect® service.”

“Our operating strategies are working,” said Jim Mooney, Nextel’s executive vice president and COO. “Customer revenue remains strong due largely to enhanced usage and customer retention is among the best in this competitive industry. More importantly, we grew domestic quarterly cash flow by $333 million over last year. We are driving these results by increasing revenue, scaling operating costs and reducing equipment subsidies. These factors combined to produce a second quarter cash flow margin of 40% - our best ever - and a ten point improvement over last year. As we approach 10 million customers on our domestic network, and our 10th anniversary of Direct

Connect, we expect to continue to benefit from our clear differentiation and produce industry leading financial results.”

Domestic revenue for the second quarter of 2002 grew by 25% to $2.2 billion compared with $1.7 billion generated during the second quarter of 2001. Nextel’s average monthly service revenue per domestic subscriber increased to $71, significantly higher than other national wireless carriers, driven largely by greater customer usage and changes in pricing plans. Nextel’s customer retention rate remained among the best in the industry with customer churn holding flat at 2.1%. Domestic operating cash flow (earnings before interest, taxes, depreciation and amortization) was up 69% to $816 million in the second quarter 2002, compared with $483 million for the second quarter of last year.

Nextel’s consolidated net income attributable to common stockholders during the second quarter was $325 million, or $0.39 per share. Nextel’s second quarter domestic operations produced positive net income even when the results of NII Holdings, the effect of the write-down of our investment in the tower company SpectraSite Holdings, Inc., and the gain related to debt and preferred stock exchange transactions are excluded.

Revised Guidance

“During the second quarter Nextel continued to build on our track record of meeting or exceeding expectations,” said Paul Saleh, Nextel’s executive vice president and CFO. “We are realizing the benefits of our operational and financial strategies earlier than expected and we have solid plans to build on this progress and sustain this momentum. Assuming these trends continue, we would expect operating cash flow for 2002 to be at least $3 billion. We also expect our capital spending for 2002 to be $2 billion or less. Our confidence in the future coupled with our strong liquidity position allowed Nextel to take advantage of market opportunities and reduce our indebtedness while enhancing financial flexibility for the future.”

As of June 30, 2002, Nextel retired nearly $1.1 billion in debt and mandatorily redeemable preferred stock in exchange for approximately 61 million newly issued shares of Class A common stock and approximately $295 million in cash. Additionally, since June 30, Nextel has entered into agreements to repurchase approximately $400 million of debt in exchange for about $205 million in cash. This further reduction will result in a gain to be reflected in the third quarter results. Taken together, these negotiated transactions, totaling $1.5 billion in face amount, will allow Nextel to avoid about $2.5 billion in total future principal, interest, and dividend payments. Nextel may, from time to time, as it deems appropriate, enter into similar transactions which in the aggregate may be material.

Domestic capital expenditures were $448 million in the second quarter of 2002, a decrease of 27% from the $616 million in the second quarter of 2001. Total domestic system minutes of use on the Nextel National Network increased 41% during the quarter when compared with the same period in 2001 to approximately 18.2 billion total system minutes of use. Capital expenditures per minute of use declined 48% over the second quarter last year.

During the second quarter, NII Holdings, Inc., currently a substantially wholly-owned subsidiary, filed a voluntary plan to restructure its obligations under Chapter 11 of the U.S. Bankruptcy Code in the State of Delaware under an agreement in principle with its main creditors. As result of the bankruptcy filing, NII Holdings’ financial results, unlike prior presentations, are reflected in a single line item in accordance with the equity method of accounting.

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About Nextel

Nextel Communications, Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s and NII Holdings’ annual reports on Form 10-K for the year ended December 31, 2001 and in their Form 10-Qs for the first quarter of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in millions, except per share data)
Unaudited

	For the six months ended		For the three months ended
	June 30,		June 30,

	2002 (1)	2001 (2)	2002 (1)	2001 (2)

Operating revenues	$4,111	$3,325	$2,154	$1,722
Operating expenses
Cost of revenues	1,241	1,229	585	602
Selling, general and administrative	1,468	1,260	753	637

EBITDA before restructuring and other charges (3)	1,402	836	816	483
Restructuring and other charges	35	22	—	22
Depreciation and amortization	787	707	405	369

Operating income (loss)	580	107	411	92
Interest expense	(542)	(570)	(269)	(284)
Interest income	31	127	16	53
Gain on early retirement of debt, net of debt conversion expense of $47, $0, $47 and $0	139	—	139	—
Equity in losses of subsidiary in bankruptcy	(226)	(379)	(99)	(211)
Equity in losses of unconsolidated affiliates	(49)	(45)	(24)	(24)
Reduction in fair value of investment	(35)	—	(35)	—
Other, net	(1)	(5)	(1)	(5)

Income (Loss) before income tax (provision) benefit	(103)	(765)	138	(379)
Income tax (provision) benefit	(365)	24	(15)	10

Net income (loss)	(468)	(741)	123	(369)
Gain on redemption of mandatorily redeemable preferred stock	264	—	264	—
Mandatorily redeemable preferred stock dividends	(125)	(113)	(62)	(57)

Income (Loss) attributable to common stockholders	$(329)	$(854)	$325	$(426)

Earnings (Loss) per share attributable to common stockholders
Basic	$(0.40)	$(1.12)	$0.39	$(0.56)

Diluted	$(0.40)	$(1.12)	$0.37	$(0.56)

Weighted average number of common shares outstanding
Basic	821	765	841	765

Diluted	821	765	887	765

(1)	Reflects accounting for the results of NII Holdings, Inc. using the equity method effective in May 2002.

(2)	During the quarter ended June 30, 2002, the results for NII Holdings, Inc. were accounted for using the equity method. To better facilitate the readers’ understanding of results of operations, amounts for 2001 have been reclassified to conform to the current period presentation of accounting for the results of NII Holdings using the equity method. Amounts for 2001 to be reported in the Company’s Form 10-Q for the quarter ended June 30, 2002 will include NII Holdings results as originally reported in 2001. Summarized results of operations for 2001 will be reported as follows in the Form 10-Q for the period ended June 30, 2002:

	For the six months ended	For the three months ended
	June 30, 2001	June 30, 2001

Operating revenues	$3,623	$1,881
Operating income (loss)	(75)	1
Loss before income tax	(768)	(382)
Net loss	(741)	(369)

(3)	EBITDA before restructuring and other charges represents earnings before interest, income taxes, depreciation, amortization and other charges determined to be nonrecurring in nature, such as restructuring and other charges. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Selected Balance Sheet and Other Data
(in millions, except handset data)

	June 30,	December 31,
	2002 (1)	2001 (2)

Cash, cash equivalents and short-term investments	$2,687	$3,467
Property, plant and equipment, net	9,103	8,924
Intangible assets and other, net	6,729	5,851
Domestic long-term debt, including current portion	13,397	13,864
Capital lease and finance obligations, including current portion	967	1,001
Losses in excess of investment in NII Holdings, Inc.	1,408	1,210
Mandatorily redeemable preferred stock	1,792	2,114
Stockholders’ deficit	(479)	(582)

Domestic digital handsets in service (in thousands)	9,636	8,667

	Three Months Ended

	June 30,	March 31,
	2002	2002

Domestic capital expenditures, excluding capitalized interest	$448	$474

(1)	Reflects accounting for the results of NII Holdings, Inc. using the equity method effective in May 2002.

(2)	During the quarter ended June 30, 2002, the results of NII Holdings, Inc. were accounted for using the equity method. To better facilitate the readers’ understanding of results of operations, amounts for 2001 have been reclassified to conform to the current period presentation of accounting for the results of NII Holdings using the equity method. Amounts as of December 31, 2001 to be reported in the Company’s Form 10-Q for the quarter ended June 30, 2002 will include NII Holdings results as originally reported in 2001.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Domestic Operations
Long-term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)
Unaudited

			Second Quarter
	Book Value		Retirements

	June 30,	March 31,	Principal
	2002	2002	Value	Book Value

10.65% senior redeemable discount notes due 2007 (1)	$760	$801	$64	$62
9.75% senior serial redeemable discount notes due 2007 (1)	1,079	1,069	16	15
4.75% convertible senior notes due 2007	334	354	20	20
9.95% senior serial redeemable discount notes due 2008 (1)	1,450	1,495	86	80
12% senior serial redeemable notes due 2008	297	297	—	—
9.375% senior serial redeemable notes due 2009	1,901	2,000	99	99
5.25% convertible senior notes due 2010	961	1,150	189	189
9.5% senior serial redeemable notes due 2011, including a fair value hedge adjustment of $26 at June 30, 2002 and $4 at March 31, 2002	1,140	1,254	136	136
6% convertible senior notes due 2011	957	1,000	43	43
Bank credit facility	4,500	4,500	—	—
Other	18	18	—	—

Total domestic long-term debt, including current portion	$13,397	$13,938	653	644

13% Series D exchangeable preferred stock mandatorily redeemable 2009 (2)	$801	$912	136	139
11.125% Series E exchangeable preferred stock mandatorily redeemable 2010 (2)	905	1,181	304	308
Zero coupon convertible preferred stock mandatorily redeemable 2013	86	84	—	—

Total mandatorily redeemable preferred stock	$1,792	$2,177	440	447

Total retirements			$1,093	$1,091

(1)	The difference between the book values of the discount notes at June 30, 2002 and March 31, 2002 is attributable to the book value of the retired securities plus the accretion of the note discount during the second quarter.

(2)	The difference between the book values of the mandatorily redeemable preferred stock at June 30, 2002 and March 31, 2002 is attributable to the book value of the retired securities plus the accretion of additional dividends during the second quarter.

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